SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

FORM 8-KSB

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 14, 1996

WATERS  INSTRUMENTS,  INC.
(Exact name of registrant as specified in its charter)
Minnesota                                      0-1388          	41-0832194
(State or other jurisdiction of incorporation)	(Commission File No.)
(IRS Employer Identification No.)

2411 Seventh Street, N.W., Rochester, MN	55901
(Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code:	507-288-7777

Not Applicable
(Former name or former address, if changed since last report)

Total Number of Pages:	2

Exhibit Index: None

Item 5.  Other Events - Legal Proceedings

Wedge-Loc Company vs. Waters Instruments, Inc. The Registrant's and Wedge-Loc Company's managements met on May 14, 1996 and agreed to settle the lawsuit Wedge-Loc had previously brought against the Registrant.

On November 3, 1992, the Registrant's former management entered into an agreement as a distributor of Wedge-Loc products. Wedge-Loc subsequently terminated the agreement because of alleged insufficient purchases by the Registrant and then started a declaratory judgment action to determine whether its termination of the agreement was proper and whether it was entitled to recover damages. In February 1994, Wedge-Loc sued the Registrant in federal district court in Arizona.

In January 1996, the Registrant was successful in obtaining a judicial order that stated contractual amounts of approximately $200,000 were unenforceable penalties, however, the same order found the Company liable for breach of the agreement. As a result, the remaining issue in the suit was the amount of damages recoverable from the Registrant to Wedge-Loc. After the court's finding of the liability, Wedge-Loc provided information to the Registrant which Wedge-Loc claimed established damages in amounts significantly higher than any amounts previously claimed or disclosed. The amounts most recently claimed totaled approximately $500,000. A trial on the issue was scheduled for the end of May 1996.

To avoid significant additional litigation costs and the risks of litigation, the Registrant orally agreed to pay Wedge-Loc $120,000 upon execution of a written settlement agreement and dismissal of the lawsuit. The Registrant will pay Wedge-Loc an additional $60,000 on January 15, 1997 and a final $60,000 on January 15, 1998. It was agreed that the deferred payments will not bear interest.

The Registrant's accrued contingency reserves are adequate to cover the losses respecting the Wedge-Loc settlement. Since the settlement with Wedge-Loc contemplates deferral of one-half the total settlement, the Registrant's management does not anticipate cashflow will be materially and adversely affected by the settlement. Further, the Registrant believes cash from earnings and current cash reserves will enable payment of the settlement without the need for borrowing.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated: May 15, 1996	WATERS INSTRUMENTS, INC.




/s/ Jerry W. Grabowski
Jerry W. Grabowski
President, Chief Executive Officer, Chief Financial Officer, and Treasurer